RESOLUTIONS OF THE BOARD OF
DIRECTORS OF PYROTEC, INC.

Present:

Jon Dyer (Chairman of the Board)
Amy Roy-Haeger
Jeremy Morgan
Mark Rynearson (Secretary)
Matthew Dekutoski
Srinath Bramadesam

Date:

July 1, 2012

The Board of Directors for PyroTec, Inc., a Delaware corporation (the "Corporation") having called a telephonic special meeting under Article II, Section 2.4.2 of the Corporation's Bylaws (the "Bylaws"), and with a quorum present under Article II, Section 2.5 of the Bylaws, vote and resolve, pursuant to a majority vote amongst the directors, as follows:

RESOLVED that Jon Dyer, as Chairman of the Board of the Corporation, shall take any and all necessary action to revoke the licensing duties, rights and obligations associated with the Utilization Licensing Agreement dated May 29, 2012 and Operational Licensing Agreement dated May 29, 2012 (the "North America, Canada and Mexico Licenses"), and in turn, execute the necessary releases from liability under those agreements with Resource Recycling Limited, Inc. ("RRLI"). It is duly noted that director, Amy Roy-Haeger, voted against this resolution. The balance of the directors approved.

RESOLVED, unanimously, that a director or directors of the Board, on behalf of the Corporation, negotiate in good faith with RRLI, and its financial or strategic partners, to secure an option from RRLI to obtain a right to sublicense the "Intellectual Property" under the North America, Canada and Mexico Licenses to PyroTec based upon mutually agreeable terms and conditions on a per site basis (to be memorialized in an Option Agreement within seven days of negotiating such an option right).

RESOLVED, unanimously, that a representative of World Venture Group, Inc. ("WVG"), John Burns and Mark Rynearson steer joint venture negotiations with Chun Ng and/or his entities and the Corporation.

RESOLVED, unanimously, that any and all actual or perceived conflicts of interest associated with John Burns negotiating the global licenses are waived, or executing the release associated with the North America, Canada and Mexico Licenses on behalf of RRLI is waived.

RESOLVED, unanimously, that Anthony R. Paesano, Esq. shall prepare any and all necessary filings with the United States Securities and Exchange Commission (the "SEC").

RESOLVED, unanimously, that Amy Roy Haeger negotiates with Thomas Sykes of RRLI extensions, if any, to the Global Licensing, Operational and Utilization Agreement dated May 29, 2012.

RESOLVED, unanimously, that the invoice for legal services rendered by Paesano Akkashian, P.C. dated July 2, 2012 is hereby approved for payment, and that the prior waiver of conflict is hereby ratified.

RESOLVED, unanimously, that Jon Dyer, as Chairman of the Board, is authorized to execute these Resolutions on behalf of the Corporation.

RESOLVED, unanimously, that these Resolutions may be executed by facsimile.

RESOLVED that all action taken by this Board of Directors herein and at all times prior hereto are authorized, approved, ratified and confirmed in all respects.

RESOLVED:

/s/ Jon Dyer
JON DYER
CHAIRMAN OF THE BOARD

/s/ Mark Rynearson
MARK RYNEARSON
DIRECTOR AND SECRETARY